Exhibit 10.1

FIRST AMENDMENT TO THE

COMMERCE UNION BANCSHARES, INC.

AMENDED AND RESTATED STOCK OPTION PLAN

THIS FIRST AMENDMENT to the Commerce Union Bancshares, Inc. (the “Company”) Amended and Restated Stock Option Plan (the “Amended and Restated Plan”) is hereby enacted as follows:

WHEREAS, the Company adopted the Commerce Union Bancshares, Inc. Stock Option Plan on April 28, 2011, such plan being amended and restated by action of the shareholders of the Company effective March 10, 2015;

WHEREAS, the Company now desires to amend the Plan to provide for a net share settlement payment method to be permitted upon the exercise of an Option (other than an Incentive Stock Option); and

WHEREAS, this First Amendment to the Amended and Restated Plan shall supersede the provisions of the Amended and Restated Plan to the extent those provisions are inconsistent with this First Amendment.

NOW THEREFORE, effective as of the date and time set forth below, the Company has amended the Amended and Restated Plan, as follows:

1.	Amendment of Section 8(b). Section 8(b) of the Amended and Restated Plan is hereby amended by deleting the current contents thereof in their entirety and substituting therefor the following:

8(b). The exercise price shall be paid (i) in cash; (ii) in certified or cashier’s check payable to the order of the Company; (iii) for exercise of Options other than Incentive Stock Options, by withholding from the grantee sufficient shares, subject to the underlying award, having an aggregate Fair Market Value at the time of exercise equal to the exercise price and, in the Company’s discretion, withholding sufficient shares to pay any taxes and/or fees and expenses; or (iv) by any combination of (i), (ii), or (iii). The Board of Directors shall determine the methods by which shares of Stock shall be delivered or deemed delivered to the grantee.

2.	Addition to Section 5. Section 5 of the Amended and Restated Plan is hereby amended by insertion of the following sentence at the end of Section 5:

If an Option is exercised by using the net exercise method described in Section 8(b)(iii), the gross number of shares for which the Option is exercised shall be treated as issued for purposes of counting the shares of Stock available for issuance under the Plan, and not the number of net shares issued to the grantee after reduction for the total option price.

This First Amendment to the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan was adopted by resolution of the board of directors of the Company at a meeting duly called and held on July 23, 2015.

James R. Kelly
Secretary